Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

November 14, 2018

Board of Trustees

Valued Advisers Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re:	Post-Effective Amendment Nos. 301/302 to the Registration Statement on Form N-1A Relating to Valued Advisers Trust, File Nos. Nos. 333-151672 and 811-22208

Ladies and Gentlemen:

We have acted as counsel to the Dana Epiphany ESG Equity Fund (the “Series”), a newly created series of Valued Advisers Trust (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 301 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 302 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”). The Amendment relates to the registration of an indefinite number of shares of beneficial interest of the Series, with no par value per share.

We have reviewed the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The shares of the Series will be issued in accordance with the Trust’s Declaration of Trust and By-Laws, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

2. The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

Philadelphia, PA • Malvern, PA • New York, NY • Harrisburg, PA • Wilmington, DE Cherry Hill, NJ • Washington, DC • Chicago, IL

A Pennsylvania Limited Liability Partnership

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Alan R. Gedrich
Alan R. Gedrich, Esq., a Partner